Exhibit 99.2
Post Holdings Appoints Ellen Harshman to Board of Directors
St. Louis, Missouri - August 1, 2017 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced that Ellen Harshman, dean emeritus of the John Cook School of Business at Saint Louis University, has been appointed to the Board of Directors and the audit committee, effective October 1, 2017. With the addition of Ms. Harshman, the Board of Directors will consist of nine members.
Ms. Harshman most recently served as the Chief Academic Officer of Saint Louis University from 2013 to 2015. Prior to that, she served as the dean of the John Cook School of Business at Saint Louis University from 2003 to 2013 and was the first woman dean of a major business school in the St. Louis, MO area. Ms. Harshman also served as an associate professor of management. She began her career at Saint Louis University in 1972 in the counseling and guidance center before later becoming director of the career planning and placement center.
Ms. Harshman earned her Juris Doctor in Employment Law and her Doctor in Counseling and Higher Education Administration from Saint Louis University. She holds a Master’s degree in Education from Wright State University and received her Bachelor of Science in Education from Miami University.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal as well as granola and hot wheat products. Post is also a leader in the United Kingdom ready-to-eat cereal category with Weetabix® and Alpen®. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626